Exhibit 23.6

CONSENT OF PROPOSED DIRECTOR

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as a person to become a director of Univest Corporation of Pennsylvania (“Univest”) in the Joint Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 of Univest filed with the Securities and Exchange Commission pursuant to the Securities Act in connection with the Agreement and Plan of Merger, dated as of December 8, 2015, by and between Univest and Fox Chase Bancorp, Inc. wherein Fox Chase will merge with and into Univest, with Univest as the surviving entity.

February 26, 2016	/s/ Thomas M. Petro
Thomas M. Petro